SEVERANCE AND RELEASE AGREEMENT

            This Severance and Release Agreement (this “Agreement”) is entered into as of this 10th day of August 2010 (“Effective Date”),  by and between Douglas W. Sabra, residing at 7441 Brunswick Circle, Boynton Beach, Florida 33472 ("Executive" or “you”), and Forward Industries, Inc., a New York corporation (“Forward”), having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (Forward, together with its wholly-owned subsidiaries Forward Innovations, Koszegi Industries, Inc., and Koszegi, Asia, Ltd., are referred to herein as the "Company").

RECITALS:

Executive has been continuously employed by the Company as an executive since May 2000;

Executive has served as director of Forward since 2006;

Executive has been party to employment agreements with Company whereby he has been employed as its Chief Financial Officer commencing January 2001; as such agreement was amended and restated in September 2003, and again in December 2005. Executive was then appointed Company’s President and Chief Executive Officer and entered into a new employment agreement with Company effective January 2008 which was extended and restated on August 12, 2008 and extended again without further modification effective January 2010 (the agreement dated as of August 12, 2008, is referred to herein as the “Prior Agreement”);

In such executive capacities Executive has had access to confidential and valuable non-public information relating to the Company’s customer lists, supplier lists, sourcing and pricing know-how, other non-public, proprietary information relating to product pricing, product proposals, product design proposals, product sourcing information, and other information relating to the Company Business (as defined herein);

The Company and Executive have mutually agreed that Executive will terminate his employment with the Company in the capacities under the Prior Agreement and as a Director of the Company as of the Effective Date, and the Company has agreed to the payment, confirmation of benefits, and grant of the Executive Release (as defined herein) set forth below in paragraphs enumerated as 1, 3 and 4, respectively, hereof in consideration of the Release and covenants in this Agreement; and

This Agreement will govern all aspects of the termination and severance arrangements between Executive and the Company arising out of or relating to the Prior Agreement and, as hereinafter set forth, shall supersede any provisions thereof that are inconsistent with this Agreement, the inconsistent terms of the Prior Agreement being null and void:

In consideration of the foregoing, and in consideration of the obligations undertaken and benefits received pursuant to the Prior Agreement, the parties hereto agree as follows:

1.  Consideration.  In consideration of Executive’s execution and performance of this Agreement, the Company agrees to (i) pay Executive $500,000.00 (five hundred thousand US Dollars) less applicable withholding and payroll taxes; of which half ($250,000.00) shall be paid on the Effective Date  and the remaining half ($250,000.00) shall be paid in 12 equal monthly installments of approximately $20,833.33 each commencing on September 1, 2010 and continuing on the first business day of each month through August 1, 2011, (ii) immediately vest and eliminate all restrictions on 26,666 shares of restricted Common Stock previously granted to Executive under Company’s Equity Incentive Plan, (iii) immediately vest the option to purchase 10,000 shares of Common Stock at $2.02 per share, previously granted to Executive under the Company’s Equity Incentive Plan, with the right to immediately exercise such option  in accordance with the stock option award agreement and (iv) grant the Executive Release.  Capitalized terms used in the Prior Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms when used in this Agreement.  The parties hereto confirm the survival of Sections 9, 10, 11, and 12 of the Prior Agreement.

2.  Release.  This release of claims (the “Release”) set forth in this Agreement is entered into by you as a condition precedent to receiving the severance and severance related benefits herein.  In exchange for the receipt of the severance and severance-related benefits, you for yourself, your heirs and assigns and anyone else acting on your behalf, hereby voluntarily, knowingly and irrevocably and forever discharge the Company, including without limitation each of its subsidiaries, and their respective successors, as well as their respective present, former, and future officers, directors, shareholders, employees, and agents, in both their individual and representative capacities, and each of their heirs and assigns (the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which you had, have or may have against the Releasees from the beginning of time up to and including the date you sign this Release (the “Waived Claims”). The Waived Claims that you forever and irrevocably give up and release when the Release becomes effective on the Effective Date include, but are not limited to, all claims related to (i) your employment at the Company, including without limitation its subsidiaries, or the termination of your employment, (ii) statements, acts or omissions by the Releasees, (iii) any express or implied agreement between you and the Releasees, (iv) wrongful discharge, defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing, claims of intentional or negligent interference with economic, employment, or contractual rights or promissory estoppel, (v) any federal, state, or local law or regulation prohibiting discrimination in employment or otherwise regulating employment, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Worker Benefit Protections Act, the Equal Pay Act of 1963, Title VII of the Civil Rights Acts of 1964, as amended, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993 (FMLA), the Americans with Disabilities Act of 1990 (ADA), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 42 U.S.C. Sections 1981 through 1988, the Consolidated Omnibus Reconciliation Act of 1986 (COBRA) the New York State Human Rights Law and the New York City Human Rights Act, (vi) any claim for wages, commissions, bonuses, incentive compensation, vacation pay, employee benefits (except as set forth in paragraph 3 of this Agreement), expenses or allowances of any kind, or any other payment or compensation, according to the terms of each of those plans. You are not waiving any claims with respect to your rights to enforce this Agreement. You are not waiving or releasing any rights or claims that may arise after the date that you sign this Agreement.

3.  Termination and Severance Benefits. The Release does not affect your vested rights and eligibility for benefits under the Company 401(k) Plan, or any other employee benefit plan covered by ERISA (other than a severance plan). Eligibility for benefits under these plans is determined by the applicable plan documents.  The Release does not affect your right to reimbursement of expenses incurred but not reimbursed prior to the date you sign this Agreement, subject to the Company’s expense reimbursement policies.  In addition, this Agreement does not affect your right to post-retirement medical coverage as applicable.  In particular, this Agreement and the Release shall not affect your right to the payment provided in paragraph 1 of this Agreement.

4.  Release.  This release of claims (the “Executive Release”) set forth in this Agreement is entered into by the Company in consideration of Executive entering into and performing this Agreement.  In exchange for Executive’s performance of the terms of this Agreement and grant of the Release, Company, for itself, its subsidiaries, and their respective successors and assigns, subject to the last sentence of the first paragraph of paragraph 1 hereof and the accuracy of the representations set forth in paragraph 6 hereof, hereby voluntarily, knowingly and irrevocably and forever discharges Executive from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which it had, have or may have against the Executive in his capacity as executive officer from the beginning of time up to and including the Effective Date of this Agreement (the “Executive Waived Claims”). The Executive Waived Claims that the Company and its subsidiaries forever and irrevocably give up and release when the Executive Release becomes effective on the Effective Date include, but are not limited to, all claims related to (i) Executive’s employment at the Company, including without limitation its subsidiaries, or the termination of said employment, (ii) statements, acts or omissions by Executive, (iii) any express or implied agreement between the Company, including without limitation, its subsidiaries and you, other than agreements that by their terms survive the Prior Agreement, and (iv) defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing. By entering into this Agreement or granting this Executive Release neither Company nor any subsidiary hereby waives any claim with respect to its rights to enforce this Agreement. Neither the Company nor any subsidiary waives or releases any rights or claims that may arise after the date that it executes this Agreement.

5.  No suit. You represent and warrant that as of the date you enter into this Agreement, you nor anyone acting on your behalf has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company, any subsidiary thereof, and/or Releasees in any federal, state or local court, agency or investigative body.  You acknowledge that based on the foregoing, you hereby waive all relief available to you, including, without limitation, monetary damages, attorney’s fees and costs, equitable relief and reinstatement, under any claims released pursuant to paragraph 2 above.

6.  Representations. You acknowledge and agree that:

(a)	You have read and fully understand the legal effect and binding nature of the promises and obligations contained in this Agreement;
(b)	You are signing this Agreement freely and voluntarily;
(c)	You have been advised to consult with legal counsel, at your own expense, before signing this Agreement;
(d)

You are receiving benefits as a condition to signing this Agreement and this Agreement becoming effective on the Effective Date that you would not otherwise be entitled to receive but for this Agreement so becoming effective;

(e)

You have not, during the term of your employment under the Prior Agreement or thereafter performed any act, or directed any other person or entity to perform any act on your or their behalf, the intended or proximate result of which would constitute a violation of the terms referred to or set forth in paragraph 7 of this Agreement, nor are there any agreements, arrangements, or understandings, written or oral, that would, if performed or acted upon, constitute such a violation.

(f)	There are no promises or representations that have been made to you to sign this Agreement except those that are included in this Agreement;
(g)

You will have had a period of five (5) days from the date of receipt of this Agreement to consider it. Please indicate your acceptance by signing the agreement and sending it via overnight mail or hand delivery to:

James O. McKenna

c/o Forward Industries, Inc.

1801 Green Road, Suite E,

Pompano Beach, FL 33064

With a copy to:

Chairman of the Compensation Committee

c/o Forward Industries, Inc.

1801 Green Road, Suite E,

Pompano Beach, FL 33064

7.  Covenants Under Prior Agreement.  You further acknowledge and agree that the Confidentiality, Non-Compete, Non-Solicitation, Separability, and Specific Performance provisions in Sections 9, 10, and 11, of the Prior Agreement are hereby reaffirmed and shall survive the termination of your employment for whatever reason, and continue as set forth in the Prior Agreement.

8.  Non-Disparagement.  You agree that you will not make disparaging remarks about Company, any of its subsidiaries, or their current and future officers, or directors in their individual and representative capacities, or the Company Business. Company and its subsidiaries will not, and they shall cause their respective current and future officers and directors not to, make disparaging remarks about you.  None of the parties to this Agreement will issue or cooperate with issuance of any article, memorandum, release, interview, publicity, or statement, whether oral or written of any kind, to the public, the press or the media, which in any way concerns in a disparaging, offensive, or prejudicial manner the other party, including any accusation of impropriety or unlawful conduct made directly or by authorizing others to make such accusations. “Disparaging remarks” when used in this Agreement shall mean the publication of matter that is untrue or adversely affects the subject’s reputation, image or good will, or is designed to induce others not to do business with you, Company, or any of its subsidiaries, as the case may be. This paragraph will not be construed to prevent you from complying with any lawfully served and binding subpoena, provided however, that you forward a copy of said subpoena(s) to the Company within seventy-two (72) hours of receipt of the same, unless expressly prohibited by law from doing so.

9.  Equitable Relief.  You agree that the violation of the obligations in paragraphs 7 and 8 would be a material breach of this Agreement, and the Company shall have no adequate remedy at law and will be able to enforce these obligations by seeking an injunction, including without limitation an ex parte preliminary and/or temporary restraining order, and such other relief as may be deemed just and proper, including monetary damages.

10.  Cooperation.  You agree that you will cooperate with the Company, including without limitation its subsidiaries, and each of their respective attorneys or other legal representatives (“Company attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company, including without limitation, any of its subsidiaries by any third party. Your duty of cooperation shall include, but not be limited to (i) meeting with  Company attorneys by telephone or in person, at mutually convenient times and places, in order to state truthfully your knowledge of matters at issue and recollection of events; (ii) appearance by you (that does not conflict with the reasonable needs or requirements of your then current employer or occupation) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issues; and (iii) signing, upon the request of Company attorneys, declaration or affidavits that truthfully state matters of which you have knowledge.  The Company shall promptly reimburse you for your actual and reasonable travel or other expenses that you may incur in complying with your obligations pursuant to this paragraph.

11.  Law Governing.  This Agreement shall be deemed to have been made within the State of New York, and shall be interpreted and construed and enforced in accordance with the law of the State of New York and before the courts of the State of New York.  This Agreement is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

12.  Return of Property.  You acknowledge that by executing this Agreement that you have returned to the Company all property and all copies of Confidential Information belonging or pertaining to, or arising out of your employment by, the Company or any of its subsidiaries, as defined in Section 9(a) of the Prior Agreement, in your custody or possession.

13.  No Reinstatement.  By  entering into this Agreement, you acknowledge that you (i)  waive any claim to reinstatement and/or future employment with the Company and (ii)  are not and shall not be entitled to any payments, benefits or other obligations from the Company or any subsidiary thereof whatsoever (except as expressly set forth herein).

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.

            Agreed to and Accepted this 10th day of August, 2010

/s/ Douglas W. Sabra

Douglas W. Sabra

FORWARD INDUSTRIES, INC.

(on its own behalf and behalf of each

subsidiary thereof)

/s/ Fred Hamilton

By: Fred Hamilton

By direction of the Board of Directors

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